EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES ELECTION OF DANIEL J. HEINRICH,

G. MASON MORFIT TO BOARD OF DIRECTORS

SANTA ANA, CA (December 5, 2007) – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced the election of Daniel J. Heinrich and G. Mason Morfit to its board of directors, increasing the company’s board to 10 members.

Since 2003, Mr. Heinrich, 51, has been senior vice president and chief financial officer of The Clorox Company [NYSE: CLX], the global consumer packaged goods company with approximately $4.8 billion in annual sales and more than 7,800 employees worldwide. Mr. Morfit, 32, is a partner at San Francisco-based ValueAct Capital Partners, a private investment partnership with more than $6 billion in assets under management on behalf of some of the world’s most respected institutional and high-net worth investors. ValueAct Capital is AMO’s largest stockholder.

“Dan and Mason each bring distinct experiences that will broaden and enrich our board,” said Jim Mazzo, chairman and chief executive officer. “Dan’s extensive financial expertise and understanding of the global consumer market will be immensely valuable as we execute our complete refractive solution strategy. Mason brings the perspective of a major stockholder with demonstrated governance and capital markets expertise. We are pleased to welcome both gentlemen as new directors and look forward to their contributions.”

In his current position, Mr. Heinrich serves as a key member of Clorox’s executive committee, working closely with that company’s board and its committees in establishing financial strategies and targets, reviewing financial and operating performance, ensuring appropriate corporate governance, working closely with the investment community and ensuring strong financial discipline and internal controls. From 2001 to 2003, he served as controller and chief accounting officer for Clorox. His prior experience includes senior-level financial positions with Transamerica Corp., Ford Motor Company’s Financial Services Group and Ernst & Young. A certified public accountant, Mr. Heinrich holds an MBA from St. Mary’s College and a bachelor’s degree from the University of California, Berkeley. Mr. Heinrich’s term on AMO’s board will expire at the 2010 Annual Stockholders Meeting. He will serve on the AMO board’s audit and finance committee.

Mr. Morfit currently serves on the boards of directors of MSD Performance, Inc. and Valeant Pharmaceuticals International, Inc. [NYSE: VRX], and he is a former director of Solexa, Inc. A chartered financial analyst, he holds a bachelor’s degree from Princeton University. Mr. Morfit’s term on AMO’s board will expire at the 2009 Annual Stockholders Meeting and he will serve on the board’s science and technology committee.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract/implant line include intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as ReZoom®, Tecnis®, Clariflex®, Sensar®, and Verisyse® IOLs, Sovereign® , Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the laser vision correction line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices, and excimer laser vision correction systems and treatment cards. AMO brands in the laser vision correction business include Star S4 IR® , WaveScan Wavefront®, Advanced CustomVue™, IntraLase® and IntraLasik®. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink™ branded products. AMO is based in Santa Ana, California, and employs approximately 4,200 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Forward-Looking Statements

All forward-looking statements in this press release such as Mr. Mazzo’s statements represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements. Additional information concerning these and other risk factors may be found in previous press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2006 Form 10-K filed March 2007 and its Third Quarter Form 10-Q filed in November 2007. Copies of press releases and additional information about AMO are available at www.amo-inc.com.

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